Exhibit 99.2

Certain Remarks of Rebecca J. Weber

Urologix, Inc. Teleconference

January 21, 2010

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The decrease in our cash utilization [in the second quarter of fiscal year 2010] from the prior quarter is a result of the improvement in our gross margins, a decrease in operating expenses, as well as an improvement in our days sales outstanding. Our days sales outstanding at the end of the second quarter were 40 days, down 7 days when compared to 47 days for the quarter ending September 30, 2009.

From the question-and-answer portion of the teleconference:

Q [Ernie Andberg]: Rebecca [Weber] mentioned some investments in the business to sustain your growth. You [Stryker Warren, Jr.] did, too. Does that mean that we could see some upward bias to operating expenses over the balance of the year?

A [Rebecca Weber]: I can answer that, Ernie. While we’re not providing any guidance at this time, just to maybe give you a little more clarity there: some of the reductions in our operating expenses this quarter are really due to deferred expenses. They’re not permanent reductions. So, for example, we had some R&D projects that have really been pushed out from Q2, but weren’t a permanent reduction. If that helps.

Q: That was modest decline sequentially, Rebecca. But a bigger decline in the SG&A line, was that strictly due to the lower annual accounting, insurance, bonus kind of issues?

A: Yes. Quarter over quarter, some of the biggest decreases in the SG&A line are due from more of the annual expenses that are incurred in the first quarter of the fiscal year related to legal and audit fees and things such as that.

Q: Then were your comments about judicious investments in growth expenses related to things like the push out in R&D? Is that what you were referring to?

A: Yes, I would say that’s more of what we’re referring to.